CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated May 5, 2006, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-47346 and 811-6644) of Dreyfus Massachusetts Intermediate Municipal Bond Fund.

ERNST & YOUNG LLP
New York, New York
July 25, 2006